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Exhibit 23.3

UTStarcom Holdings Corp.
52-2 Building
BDA Enterprise Avenue
No. 2 Jingyuan North Street
Daxing District
Beijing 100176
People's Republic of China

April 29, 2011

Dear Sir or Madam:

Re:
UTStarcom Holdings Corp. (the "Company")—
Registration Statement on Form F-4

        We hereby consent to the use of our name under the captions "Risk Factors and Caution Regarding Forward-Looking Statements—Risks Relating to Conducting Business in China—A significant portion of our assets is located in the PRC and a majority of our executive officers and directors as of the Effective Time will reside in the PRC. As a result, investors may not be able to enforce federal securities laws or their other legal rights," "Enforceability of Civil Liability" and "Legal Matters" in the proxy statement/prospectus included in the Company's Registration Statement on Form F-4 (the "Registration Statement"), which is filed with the Securities and Exchange Commission on April 29 under the U.S. Securities Act of 1933, as amended (the "Securities Act").

        We hereby further consent to the summarization of our opinions under the caption "Enforceability of Civil Liabilities" in the form and context in which they appear in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the regulations promulgated thereunder.

Yours faithfully,

/s/ JUN HE LAW OFFICES

For and on behalf of

JUN HE LAW OFFICES

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  Exhibit 23.3